FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (the "Amendment") is made and entered into this 22nd day of November, 2022, by and between **DEPAUL INVERNESS, LLC, a Colorado limited liability company, ROSEBEN IP, LLC, a Colorado limited liability company and WINDY RIVER RETAIL 8, LLC, a Colorado limited liability company,** collectively as Landlord, and **LIGHTWAVE LOGIC, INC., a Nevada corporation,** as Tenant.

RECITALS

WHEREAS, Landlord, through their predecessor in interest, and Tenant are parties to that certain Lease Agreement dated October 26, 2017 (the "Lease"), for the premises consisting of approximately 13,420 square feet of Net Rentable Area known as Suite 350 (the "Premises") located in Building 369, Inverness Parkway, Englewood, Colorado 80112, as a part of the project known as Inverness Parkway Center; and

WHEREAS, pursuant to the written notice from Tenant dated December 6, 2021, the Term of the Lease was extended for an additional twenty-four (24) months from December 1, 2022 through November 30, 2024 (the "Extension Term"); and

WHEREAS, Landlord and Tenant now desire to amend the Lease to, among other things, redefine the Premises, at the time and in the manner set forth below, to include an additional approximately 9,684 rentable square feet of space consisting of Suite 375 and a portion of the now existing Suite 300 (collectively the "Expansion Premises"), to further extend and redefine the Extension Term, and to modify the rent payable thereunder.

AGREEMENT

NOW THEREFORE, for and in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby mutually acknowledged, Landlord and Tenant agree that the Lease is hereby amended as follows:

1. Premises. Expressly subject to the contingency provided for in paragraph 6 below, upon the date of Substantial Completion, as hereinafter defined, of the Tenant Improvements required to be constructed by Landlord described in paragraph 2 below, estimated to be March 1, 2023 (the "Effective Date"), the term "Premises" as the same is used in the Lease shall be redefined for all purposes, including the calculation of Tenant's Proportionate Share, to include the Expansion Premises as depicted on the attached Exhibit A. From and after the Effective Date, the Premises shall then contain a total Net Rentable Area of approximately 23,104 square feet. "Substantial Completion" shall occur on the date that Landlord provides Tenant with written notice that the Tenant Improvements are substantially completed and that the Expansion Premises is then ready for occupancy, excepting only such punch list items to be completed by Landlord within a reasonable period of time thereafter. Following the Effective Date, Landlord and Tenant shall execute a Commencement Date Memorandum setting forth the exact date of the commencement

and termination of the New Term (as defined in paragraph 3 below). Base Rent for the redefined Premises shall be pursuant to paragraph 4 below.

2. Tenant Improvements. Landlord shall, at Landlord's expense and with Building Standard finishes and materials, complete the following improvements to the Expansion Premises: (i) construct demising wall to separate the Expansion Premises from the remainder of Suite 300; (ii) install new overhead door and new concrete driveway to serve the warehouse area; and (iii) deliver in broom-clean condition, with all mechanical and electrical systems in good working order (collectively the "Tenant Improvements"). Landlord shall complete the Tenant Improvements and deliver possession of the Expansion Premises to Tenant on the Effective Date, and at such time Tenant shall begin paying Base Rent and Operating Expenses therefor pursuant to the provisions set forth below. Except as expressly set forth herein with respect to the Tenant Improvements to be completed by Landlord, Tenant shall not be entitled to any other alterations, additions, or improvements, and Tenant shall otherwise accept the redefined Premises, as of the Effective Date, in its AS-IS condition, which condition Tenant hereby acknowledges to be satisfactory for the operation of its business.

In addition to the Tenant Improvements, Landlord shall provide to Tenant an allowance in the amount of up to $38,736 (the "Allowance") to be used solely for the costs of renovations in the Expansion Premises (the "Tenant Work"). Prior to commencement of Tenant Work, Tenant will submit to Landlord plans and specifications in reasonable detail. Within five (5) days of receipt of the plans, Landlord shall provide written approval, or the basis for Landlord's denial. The Allowance shall be paid to Tenant upon: (i) completion of the Tenant Work, in a good and workmanlike manner, consistent with the plans approved by Landlord, and using finishes and materials of no less than building-standard; and (ii) submission to Landlord of applicable invoices and final lien waivers. Any portion of the Allowance not utilized by Tenant in accordance with the foregoing requirements, and prior to November 1, 2026 shall be forfeited by Tenant.

3. Lease Term. Commencing on the Effective Date, the Extension Term of the Lease shall be redefined and extended to mean a period of one hundred twenty (120) full calendar months (the "New Term"); provided, however, if the Effective Date occurs on a day other than the first day of the month, the New Term shall be measured from the first day of the month next following the occurrence of the Effective Date.

4. Base Rent. During the New Term, in addition to all other amounts due under the Lease, including Operating Expenses, Tenant agrees to pay Landlord the following Base Rent for the redefined Premises:

Time Period	Monthly Base Rent	Annual Base Rent per Sq. Ft.
03/01/23-10/31/23*	$30,516.53	$15.85
11/01/23-10/31/24	$31,440.69	$16.33
11/01/24-10/31/25**	$32,384.11	$16.82
11/01/25-10/31/26	$33,346.77	$17.32
11/01/26-10/31/27	$34,347.95	$17.84
11/01/27-10/31/28	$35,387.63	$18.38
11/01/28-10/31/29	$36,446.56	$18.93
11/01/29-10/31/30	$37,544.00	$19.50

11/01/30-10/31/31	$38,660.69	$20.08
11/01/31-10/31/32	$39,835.15	$20.69
11/01/32-02/28/33	$41,028.85	$21.31

*In the event the Effective Date is a day other than March 1, 2023, then the Commencement Date Memorandum to be executed by Landlord and Tenant shall modify the foregoing Base Rent Schedule accordingly. In addition, in the event the Effective Date commences on a day other than the first day of a month, Tenant shall pay a proportionate amount of Base Rent for the redefined Premises for such partial month.

**Beginning on November 1, 2024, the annual increases in Base Rent shall be the greater of the three percent (3%) increases reflected in the Base Rent Schedule set forth above, or the corresponding increase in the annual percentage increase in the "Consumer Price Index for Denver-Aurora-Lakewood (CPI-U) All Items (1982-1984=100)", published by the U.S. Department of Labor, Bureau of Labor Statistics.

5. Operating Expenses. All provisions of Lease relating to Tenant's payment of Additional Rent and Operating Expenses shall continue to apply to the redefined Premises during the New Term, except that Tenant's Proportionate Share shall then be 19.9% of the Project and 39.5% of the Building.

6. Contingency. This Amendment, and the rights and obligations of the parties hereunder, is expressly subject to and conditioned upon Landlord entering into a written agreement with the existing tenant occupying the Expansion Premises to terminate its lease prior to the expiration date thereof, and to surrender the Expansion Premises to Landlord. In the event Landlord is unable to do so, then, upon written notice to Tenant, this Amendment shall become null and void and of no further force or effect. The Effective Date set forth in paragraph 1 above, and Landlord's obligations to construct the Tenant Improvements to the Expansion Premises shall further be contingent upon the existing tenant timely and properly vacating the same in accordance with the parties' written agreement.

7. No Additional Extensions. Tenant shall have no right to further extend the term of the Lease beyond the last day of the New Term, unless agreed to by Landlord in writing.

8. Brokerage Fees. Tenant represents that Tenant has not dealt with any brokers in connection with this Amendment other than DePaul Real Estate Advisors and Colliers International, acting as Landlord's brokers. Tenant agrees to indemnify and defend Landlord from any claims or demands of any brokers claiming to be Tenant's representative.

9. No Rental Abatement. Tenant shall not receive nor be entitled to claim any free rent or rental abatement in connection with this Amendment. Monthly installments of Base Rent shall be due and payable as set forth herein and in the Lease, on the first day of each month.

10. Counterparts. Each parties' signatures may be executed in any number of counterparts which may be transmitted by electronic signature or via e-mail in a "PDF" format and

shall be used in place of original signatures on this Amendment, if signatures are processed electronically, and all of which when taken together, shall constitute one and the same agreement. Each party intends to be bound by such party's electronic signature or "PDF" format signature on this Amendment and is aware that the other party is relying on such party's electronic or "PDF" signature format, and hereby waives any and all defenses to the enforcement of this Amendment based upon the form of signature including, but not limited to, authenticity.

11. Ratification. Except as expressly amended, modified or changed herein, all of the terms, conditions and covenants of the Lease shall remain in full force and effect during the remaining Term and during the New Term and Landlord and Tenant hereby ratify and reaffirm such terms, conditions and covenants and shall be bound thereby. Tenant further acknowledges that Landlord is not in default under the Lease and Tenant has no claims against Landlord for failure to perform any of its obligations thereunder.

IN WITNESS WHEREOF, the parties hereto have entered into this First Amendment as of the day and year first above written.

LANDLORD:
DePaul Inverness, LLC,
a Colorado limited liability company

By: DePaul Management LLC, Manager

DocuSigned by:
By: Paul T. DeCrescentis
Paul T. DeCrescentis
Manager

ROSEBEN IP, LLC,
a Colorado limited liability company
DocuSigned by:
By: Robert W. Lom
Name: Robert W. Lom
Its: Manager

Windy River Retail 8, LLC,
a Colorado limited liability company
DocuSigned by:
By: Carrie Burns
Name: Carrie Burns
Its: President

TENANT:
Lightwave Logic, Inc.,
a Nevada corporation

By: [signature]
Name: James S Marcelli
Its: President & COO

DocuSign Envelope ID: 482293F0-16F3-4C37-AB3A-4E12C4AF5FF9

EXHIBIT A

Expansion Premises


Suite 325
Lightwave Logic
Suite 350
13,420 SF
Lightwave Logic
expansion
Suite 375
7,464 SF
Lightwave Logic
expansion
ELEC
Lease Exhibit
369 Inverness Parkway